Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in the Registration Statements of Adial Pharmaceuticals, Inc. on Form S-8 (File No. 333-226884, 333-233760, 333-248759 and 333-260304), Form S-3 (File No. 333-237793, 333-255352, 333-256621, 333-258048, 333-261509 and 333-263037), and Form S-1 (File No. 333-251122 and 333-239678) of our report dated March 28, 2022, with respect to our audit of the consolidated financial statements as of and for the year ended December 31, 2021 which was included in the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2022.

We resigned as auditors on September 12, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our resignation.

/s/ Friedman llp

Marlton, New Jersey

March 30, 2023